Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Eyenovia, Inc. (the “Company”) on Forms S-3 (File No. 333-229365 and File No. 333-237790) and Forms S-8 (File No. 333-227049, File No. 333-233278, File No. 333-233280, and File No. 333-246288) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 30, 2021, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 30, 2021